EXHIBIT 99.1

Atreca Reports First Quarter 2022 Financial Results and Recent Corporate Developments

SAN CARLOS, Calif., May 11, 2022 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the first quarter ended March 31, 2022 and provided an overview of recent developments.

"Atreca has had an exciting start to 2022, with multiple key clinical and preclinical milestones achieved,” said John Orwin, Chief Executive Officer of Atreca. “In additional to the clinical data update in March where we reported the first objective responses observed in patients treated with both ATRC-101 monotherapy and pembrolizumab combination therapy, we also provided several updates on our preclinical pipeline at our R&D Day in April, highlighted by the announcement of ATRC-301, an antibody-drug conjugate (ADC) of an Atreca-discovered antibody targeting EphA2, as our next clinical candidate. We look forward to reporting additional data later this year from both the ongoing ATRC-101 Phase 1b clinical trial and the IND-enabling toxicology studies for ATRC-301.”

Recent Developments and Highlights

  Atreca hosted its first R&D Day in April, focused on the Company’s preclinical pipeline, and provided several updates:
    ATRC-301, an ADC that selectively targets a novel, membrane-proximal epitope on erythropoietin-producing hepatocellular receptor A2 (EphA2), was declared as Atreca’s next clinical candidate. EphA2 is a validated and potentially high value target that is widely expressed across several types of cancer, and ATRC-301 has demonstrated potent, dose-dependent in vivo tumor regression in mice with no significant toxicity signals yet observed in murine models. Atreca has initiated IND-enabling studies, including a non-human primate toxicology study which is expected to read out in 2H22, and anticipates submitting an IND application for ATRC-301 in 2H23.
    Atreca announced a licensing agreement with Zymeworks Inc. (Zymeworks) to utilize their ZymeLink™ technology to develop novel ADCs. As part of the licensing agreement with Zymeworks, Atreca’s novel antibodies will be conjugated using ZymeLink™, Zymeworks’ suite of proprietary cytotoxins, linkers, and conjugation technologies. The agreement includes a two-year research term, with an option for a third year for Atreca, to evaluate antibodies as ADCs using ZymeLink™, during which period Atreca can acquire up to three commercial licenses to develop three unique ADC programs.
    Atreca announced multiple additional lead-stage programs in oncology, including ADC leads APN-497444 and APN–959038, CD3-engager lead APN-346958, and IL-15 superagonist (SA) conjugate lead APN-541885. Each program is based on an antibody identified via Atreca’s discovery platform from an active human immune response antibody, and upon further evaluation displayed strong and tumor-selective immunoreactivity against targets present on multiple tumor types across groups of patient samples. In their weaponized formats, each lead has demonstrated anti-tumor activity in in vivo preclinical studies. The targets bound by the antibodies vary in class and include both novel epitopes of known cancer targets as well as entirely novel target antigens in oncology.
  To date, 55 total participants have been enrolled in the monotherapy and pembrolizumab-combination cohorts of the Phase 1b trial of ATRC-101, and participant selection based on target expression is expected to commence in 2Q22. Atreca anticipates reporting additional monotherapy and combination data in 2H22.

First Quarter 2022 Financial Results

  As of March 31, 2022, cash and cash equivalents and investments totaled $125.8 million.
  Research and development expenses for the quarter ended March 31, 2022, were $17.1 million, including non-cash share-based compensation expense of $2.1 million.
  General and administrative expenses for the three months ended March 31, 2022, were $8.6 million, including non-cash share-based compensation expense of $2.3 million.
  Atreca reported a net loss of $24.9 million, or basic and diluted net loss per share attributable to common stockholders of $0.65, for the three months ended March 31, 2022.

About Atreca, Inc.

Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca's platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101, a monoclonal antibody targeting a novel RNP complex, and ATRC-301, an ADC targeting a novel epitope on EphA2. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients, and ATRC-301 is in IND-enabling studies. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-301 and our preclinical and clinical plans, specifically, plans to present results of IND-enabling studies for ATRC-301 in the second half of 2022 and our ability to submit an IND application for ATRC-301 in the second half of 2023, including the timing thereof, data read-outs and the timing thereof, including data from our ATRC-101 Phase 1b clinical trial and monotherapy and combination data in the second half of 2022, our plans for utilizing ZymeLinkTM technology with our agreement with Zymeworks, including our plans to utilize the ZymeLinkTM technology to develop novel antibody-drug conjugates in connection with ATRC-301, the productivity and expansion of our pipeline of oncology programs, including ADC leads APN-497444 and APN-959038, CD3-engager lead APN-346958, and IL-15 SA conjugate lead APN-541885, our enrollment objectives, our ability to obtain sufficient clinical enrollment, reports of clinical enrollment updates, and our ability to fund current operations and develop and commercialize our current or potential future product candidates. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “ongoing,” “next,” “potential,” “expect,” “will,” “anticipates,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Balance Sheets
(in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$48,573	$94,746
Investments	69,331	22,287
Prepaid expenses and other current assets	5,096	5,337
Total current assets	123,000	122,370
Property and equipment, net	41,998	43,015
Operating lease right-of-use assets	37,292	-
Long-term investments	7,862	31,042
Deposits and other	3,537	3,630
Total assets	$213,689	$200,057

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$4,452	$3,352
Accrued expenses	5,114	11,555
Current portion of operating lease liabilities	3,221	-
Other current liabilities	70	1,992
Total current liabilities	12,857	16,899
Deferred rent	-	28,229
Operating lease liabilities, net of current portion	63,049	-
Total liabilities	75,906	45,128

Stockholders’ equity
Common stock	4	4
Additional paid-in capital	522,892	514,794
Accumulated other comprehensive income (loss)	(470)	(102)
Accumulated deficit	(384,643)	(359,767)
Total stockholders’ equity	137,783	154,929
Total liabilities and stockholders’ equity	$213,689	$200,057

Atreca, Inc. Condensed Consolidated Statements of Operations (in thousands, except share and per share data) (unaudited)

	Three Months Ended
	March 31,
	2022	2021

Expenses
Research and development	$17,064	$18,388
General and administrative	8,606	7,821
Total expenses	25,670	26,209
Interest and other income (expense)
Other income	750	344
Interest income	44	91
Interest expense	-	(1)
Loss before Income tax expense	(24,876)	(25,775)
Income tax expense	-	-
Net loss	$(24,876)	$(25,775)
Net loss per share, basic and diluted	$(0.65)	$(0.70)
Weighted-average shares used in computing
net loss per share, basic and diluted	37,982,863	36,841,065

Contacts

Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251
agray@atreca.com

Media:
Julia Fuller, 858-692-2001
julia@fordhutmanmedia.com

Source: Atreca, Inc.